                                                                 EXHIBIT 10.6.6

                              EMPLOYMENT AGREEMENT

            AGREEMENT made as of the 3rd day of August, 1998, by and between Sheffield Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), and Thomas A. Armer, who currently resides at 5619 Overbrook, Ann Arbor, MI 48105 ("Employee").

                                   WITNESSETH:

            WHEREAS, in July 1998, the Corporation, through a wholly-owned subsidiary acquired from Aeroquip Corporation certain intellectual property relating to an aerosol enhancement technology (the ADDS Technology");

            WHEREAS, Employee was employed by Aeroquip Corporation in the development of the ADDS Technology;

            WHEREAS, the Corporation desires to employ and retain Employee as Vice President - Pulmonary Delivery Systems. upon the terms and subject to the conditions of this Agreement;
and

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

            1. Employment of Employee. The Corporation hereby employs Employee as Vice President - Pulmonary Delivery Systems to perform the duties and responsibilities incidental to such office, subject at all times to the control and direction of the Board of Directors of the Corporation.

            2. Acceptance of Employment; Time and Attention, Etc. (a) Employee hereby accepts such employment and agrees that throughout the period of his employment hereunder, except as hereinafter provided, he will devote his full business and professional time in utilizing his business and professional expertise, with proper attention, knowledge and skills faithfully, diligently and to the best of his ability in furtherance of the business of the Corporation and its subsidiaries and will perform the duties assigned to his pursuant to Paragraph 1 hereof. As Vice President - Pulmonary Delivery Systems, Employee shall also perform such specific duties and shall exercise such specific authority related to the business and operations of the Corporation and its subsidiaries as may be reasonably assigned to Employee from time to time by the Chief Executive Officer or his designee.

            (b) Employee shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Board of Directors of the Corporation shall from time to time establish. During the period of his employment hereunder, Employee shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Corporation and its subsidiaries. Notwithstanding the foregoing in this Paragraph 2, Employee shall not be precluded from engaging in recreational, educational (including, but not limited to, teaching or attending educational classes, seminars or other educational endeavors) and other activities, which activities do not materially interfere with his duties hereunder and shall occur during vacations, holidays and other periods outside of business hours.

            3. Term. Except as otherwise provided herein, the term of Employee's employment hereunder shall commence on the date hereof and shall continue to and including July 31, 2000. Unless terminated earlier in accordance with the terms hereof, this Agreement shall automatically be extended for one or more additional consecutive one year terms unless either party notifies the other party in writing at least 60 days before the end of the then current term (including the initial term) of its or his desire to terminate this Agreement. The last day of the term of this Agreement pursuant to this Paragraph 3 (including any early termination pursuant to the terms hereof) is referred to herein as the "Termination Date."

            4. Compensation. (a) As compensation for his services hereunder, the Corporation shall pay to Employee (i) a base annual salary at the rate of $120,000, payable in equal installments in accordance with the normal payroll practices of the Corporation but in no event less frequently than semi-monthly, and (ii) such bonuses based on performance criteria relating to the development of the Corporation's pulmonary development program as may he agreed to between the Employee and the Corporation. All compensation paid to Employee shall be subject to withholding and other employment taxes imposed by applicable law.


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

            (b) During the period of Employee's employment hereunder, Employee shall not be entitled to any additional compensation (other than as to stock options granted pursuant to this Agreement) for rendering employment services to subsidiaries of the Corporation or for serving in any office of the Corporation or any of its subsidiaries to which he is elected or appointed.

            5. Stock Options. (a) As additional compensation for his services hereunder, the Corporation shall grant to Employee an option to acquire a total of 125,000 shares of Sheffield Pharmaceuticals, Inc. common stock at an exercise price per share equal to the closing sale price of the Corporation's common stock as reported by the American Stock Exchange on the date hereof, with the terms of such option to be evidenced by an option letter agreement in the form annexed as Exhibit "A" hereto.

            (b) On the date that the Corporation receives market approval from the U.S. Food and Drug Administration (FDA) for its initial product based on the ADDS Technology (the "Market Approval Date"), the Corporation shall grant to Employee an option to acquire an additional 40,000 shares of Sheffield Pharmaceuticals, Inc. common stock, with the terms of such option to be evidenced by an option letter agreement in the form annexed as Exhibit "A" containing such modification to such form as are set forth in the following sentence. Such option shall (i) have an exercise price per share equal to the closing sale price of the Corporation's common stock as reported by the American Stock Exchange (or another exchange that constitutes the principal exchange for the Corporation's common stock) on the Market Approval Date, (ii) be first exercisable on the first anniversary of the Market Approval Date and (iii) expire on the fifth anniversary of the Market Approval Date. "ADDS Technology" means the aerosol enhancing technology purchased by the Corporation from Aeroquip Corporation.

            6. Additional Benefits; Vacation. (a) In addition to such base salary, Employee shall receive and be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, disability, medical service, insurance or other employee benefit plan generally available to employees of the Corporation that may be in effect from time to time during the period of Employee's employment hereunder.

            (b) Employee shall be entitled to two (2) weeks' paid vacation in respect of each 12-month period during the term of his employment hereunder, such vacation to be taken at times mutually agreeable to Employee and the Chief Executive Officer or his designee.

            (c) Employee shall be entitled to recognize as holidays all days recognized as such by the Corporation.

            7. Reimbursement of Expenses. The Corporation shall reimburse Employee in accordance with applicable policies of the Corporation for all expenses reasonably incurred by his in connection with the performance of his duties hereunder and the business of the Corporation, upon the submission to the Corporation of appropriate receipts or vouchers.

            8. Restrictive Covenant. (a) In consideration of the Corporation's entering into this Agreement, Employee agrees that during the period of his employment hereunder and, in the event of termination of this Agreement (i) by the Corporation upon Employee becoming Disabled (as such term is defined in Paragraph 13), (ii) by the Corporation for Cause (as that term is defined in Paragraph 13 hereof) or (iii) by Employee otherwise than for Employer Breach (as that term is defined in Paragraph 14 hereof), for a further period of six (6) months thereafter, he will not (x) directly or indirectly own, manage, operate, join, control, participate in, invest in, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in a directly competitive business (as hereinafter defined) to that of the Corporation or any of its subsidiaries within the United States of America (or any of its territories or possessions), any country located in the Caribbean, the United Kingdom, the Republic of Ireland or Italy, (y) for himself or on behalf of any other person, partnership, corporation or entity, call on any customer of the Corporation or any of its subsidiaries for the purpose of soliciting away, diverting or taking away any customer from the Corporation or its subsidiaries, or (z) solicit any person then engaged as an employee, representative, agent, independent contractor or otherwise by the Corporation or any of its subsidiaries, to terminate his or her relationship with the Corporation or any of its subsidiaries. For purposes of this Agreement, the term "directly competitive business" shall mean any business that is then involved in the research, development, manufacturing or commercialization in any way of any product, compound, device or method that is or becomes a part of the

Corporation's business or the business of any of its subsidiaries during Employee's employment by the Corporation or any of its subsidiaries, including such products, compounds, devices, methods or other intellectual property which constitute the Predisclosed Technologies (as defined in Paragraph 10 below). Nothing contained in this Agreement shall be deemed to prohibit Employee from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Employee's holdings therein represent less than 10% of the total number of shares or principal amount of the securities of such issuer outstanding.

            (b) Employee acknowledges that the provisions of this Paragraph 8 are reasonable and necessary for the protection of the Corporation, and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. In the event that any provision of this Paragraph 8, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect.

            9. Confidential Information.

            (a) Employee shall hold in a fiduciary capacity for the benefit of the Corporation and its subsidiaries all confidential information, knowledge and data relating to or concerned with its research, development, information and projects, as well as its operations, sales, business and affairs, and he shall not, at any time during his employment hereunder and for two years thereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to the Corporation and its subsidiaries or their respective designees or except as may otherwise be reasonably required or desirable in connection with the business and affairs of the Corporation and its subsidiaries.

            (b) Notwithstanding anything to the contrary contained herein, Employee's obligations under Paragraph 9(a) hereof shall not apply to any information which:

            (i) becomes rightfully known to Employee subsequent or prior to his employment by the Corporation;

            (ii) is or becomes available to the public other than as a result of wrongful disclosure by Employee;

            (iii) becomes available to Employee subsequent to his employment by the Corporation on a confidential basis from a source other than the Corporation or its agents which source has a right to disclose such information; or

            (iv) results from research and development and/or commercial operations at any time by or on behalf of any person, company or other entity with which or with whom Employee shall become associated (in a manner consistent with the terms of this Agreement) subsequent to his employment by the Corporation or its agents totally independent from any disclosure from the Corporation or its agents.

            (c) Notwithstanding anything to the contrary contained herein, in the event that Employee becomes legally compelled to disclose any confidential information, Employee will provide the Corporation with prompt notice so that the Corporation may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Employee shall furnish only such confidential information which is legally required to be disclosed.

            10. Intellectual Property/Assignment. (a) Any idea, invention, design, written material, manual, system, procedure, improvement, development or discovery conceived, developed, created or made by Employee alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation or any of its subsidiaries, whether or not patentable or registrable, shall become the sole and exclusive property of the Corporation or such subsidiary. Employee shall disclose the same promptly and completely to the Corporation and shall, during the period of his employment hereunder and at any time and from time to time hereafter at no cost to Employee
(i) execute all documents reasonably requested by the Corporation for vesting in the Corporation or any of its subsidiaries the entire right, title and interest in and to the same, (ii) execute all documents reasonably requested by the Corporation for filing and prosecuting such applications for patents, trademarks, service marks and/or copyrights the Corporation, in its sole discretion, may desire to prosecute, and (iii) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto.

(b) The Corporation will consider existing intellectual property developed collaboratively by Employee, Dr. Nahed Mohsen and Mr. Richard Pavkov and disclosed to the Corporation prior to employment and set forth in Schedule A hereto, provided such intellectual property is unencumbered (the "Predisclosed Technologies"). At the Corporation's discretion, the Corporation may choose to progress, to patent, and to commercialize any such Predisclosed Technology. Such technology shall be the property of the Corporation. Employee agrees to execute all necessary assignments to transfer any of the Predisclosed Technologies to Corporation ownership. In the event that the Corporation commercializes this technology, Dr. Armer, Dr. Mohsen, and Mr. Pavkov shall, collectively, be granted a single royalty of two percent (2%) of the sales or revenue received by the Corporation for such commercialization and payable for the life of the applicable patent from the Predisclosed Technologies as a finders fee. The allocation of the two percent (2%) royalty shall be equally divided amongst Employee, Dr. Mohsen, and Mr. Pavkov.

            11. Equitable Relief. The parties hereto acknowledge that Employee's services are unique and that, in the event of a breach or a threatened breach by Employee of any of his obligations under Paragraphs 8, 9 or 10 this Agreement, the Corporation shall not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Employee, the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions of Paragraph 8, 9 or 10 hereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Employee hereunder, if and to the extent permitted hereunder.

            12. Termination of Agreement; Termination of Employment; Severance; Survival. (a) This Agreement and Employee's employment hereunder shall terminate upon the first to occur of the following: (i) Employee becoming Disabled (as such term is defined in Paragraph 13); (ii) Employee's death; (iii) termination of Employee's employment by the Corporation for Cause or pursuant to subparagraph (b) of this Paragraph 12; (iv) termination of Employee's employment for Employer Breach; and (v) the termination of this Agreement at the end of the term of this Agreement on the Termination Date pursuant to Paragraph 3.

            (b) Notwithstanding anything to the contrary contained in this Agreement, in the event of the termination of the Employee's employment by the Corporation for any reason (other than for Cause or by reason of Employee becoming Disabled), Employee shall be paid a severance payment in an amount equal to $5,000 multiplied by the number of full months that Employee has been employed by the Corporation prior to such termination, with such amount not to exceed $60,000, payable in six equal monthly installments, with the first installment being payable on the date falling two weeks after the date of such termination and each additional installment being paid every month after such date until such severance is paid in full.

            (c) Paragraphs 7-12 of this Agreement shall survive the termination of Employee's employment hereunder, except in the case of termination pursuant to Paragraph 15. Notwithstanding anything contained in this Agreement to the contrary, the royalty payable pursuant to Paragraph 10 (b) shall be payable to Employee regardless of any termination of this Agreement.

            13. Disability. In the event that during the term of his employment by the Corporation Employee shall become Disabled (as that term is hereinafter defined) he shall continue to receive the full amount of the base salary to which he was theretofore entitled for a period of six months after he shall be deemed to have become Disabled (the "First Disability Payment Period"). If the First Disability Payment Period shall end prior to the Termination Date, Employee thereafter shall be entitled to receive salary at an annual rate equal to 80% of his then current base salary for a further period ending on the earlier of (i) six months thereafter or (ii) the Termination Date (the "Second Disability Payment Period"). Upon the expiration of the Second Disability Payment Period, Employee shall not be entitled to receive any further payments on account of his base salary until he shall cease to be Disabled and shall have resumed his duties hereunder and provided that the Corporation shall not have theretofore terminated this Agreement as hereinafter provided. The Corporation may terminate Employee's employment hereunder at any time after Employee is Disabled, upon at least 10 days' prior written notice; provided, however, that such termination shall not relieve the Corporation from its obligation to make the payments to Employee described above in this Paragraph 13. For the purposes of this Agreement, Employee shall be deemed to have become Disabled when (x) by reason of physical or mental incapacity, Employee is not able to perform his duties hereunder for a period of 90 consecutive days or for 120 days in any consecutive 180-day period and (y) Employee's physician or a physician designated by the Corporation shall have determined that it is unlikely that Employee will be able, by reason of physical or mental incapacity, to perform a substantial portion of his duties hereunder for the following 120 days. In the event that Employee shall dispute any determination of his disability pursuant to clauses
(x) or (y) above, the matter shall be resolved by the determination of three physicians qualified to practice medicine in the United States of America, one to be selected by each of the Corporation and Employee and the third to be selected by the designated physicians. If Employee shall receive benefits under any disability policy maintained by the Corporation, the Corporation shall be entitled to deduct the amount equal to the benefits so received from base salary that it otherwise would have been required to pay to Employee as provided above.

            14. Termination for Cause. The Corporation may at any time upon written notice to Employee terminate Employee's employment for Cause. For purposes of this Agreement, the following shall constitute Cause: (i) the willful and repeated failure of Employee to perform any material duties hereunder or gross negligence of Employee in the performance of such duties, and if such failure or gross negligence is susceptible to cure by Employee, the failure to effect such cure within twenty (20) days after written notice of such failure or gross negligence is given to Employee; (ii) except as permitted hereunder, unexplained, willful and regular absences of Employee from the Corporation; (iii) excessive use of alcohol or illegal drugs, interfering with the performance of Employees duties hereunder; (iv) indictment for a crime of theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to Employee's employment;
(v) indicted for any other felony or other crime involving moral turpitude by Employee; or (vi) the breach by Employee of any of the provisions of paragraphs 8, 9 or 10 and if such breach is susceptible of cure by Employee, the failure to effect such cure within twenty (20) days after written notice of such breach is given to Employee. For purposes of this Agreement, an action shall be considered "willful" if it is done intentionally, purposely or knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. In any such event, Employee shall be entitled to receive his base salary to and including the date of termination.

            15. Termination for Employer Breach. Employee may upon written notice to the Corporation terminate this Agreement in the event of the breach by the Corporation of any material provision of this Agreement, and if such breach is susceptible of cure, the failure to effect such cure within 20 days after written notice of such breach is given to the Corporation (an "Employer Breach"). Employee's right to terminate this Agreement under this Paragraph 14 shall be in addition to any other remedies Employee may have under law or equity.

            16. Insurance Policies. The Corporation shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Employee for the benefit of the Corporation, in such amounts as the Corporation shall determine in its sole discretion. In connection therewith, Employee shall, at such time or times and at such place or places as the Corporation may reasonably direct, submit himself to such physical examinations and execute and deliver such documents as the Corporation may reasonably deem necessary or desirable; provided that such examinations shall be performed by, and that such documents shall be delivered only to, qualified physicians and/or medical representatives of licensed insurance companies. At Employee's written request upon the termination of Employee's employment under this Agreement (other than for Cause or as result of Employee's death), the Corporation shall assign to Employee the Corporation's interest in such life insurance policies (to the extent such policies are so assignable by their terms), whereupon Employee shall assume all obligations of the Corporation in respect thereof.

            17. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and any prior agreement between the Corporation and Employee is hereby superseded and terminated effective immediately and shall be without further force or effect. No amendment or modification himself shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

            18. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be delivered in person or sent by responsible overnight delivery service or sent by certified mail, return receipt requested, postage and fees prepaid, if to the Corporation, at its address set forth above to the attention of the Corporation's Chief Executive Officer and, if to Employee, at his address set forth above. Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Paragraph 18. Notices shall be deemed effective upon receipt.


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            19. No Assignment; Binding Effect. Neither this Agreement, nor the right to receive any payments hereunder, may be assigned by either party without the other party's prior written consent. This Agreement shall be binding upon Employee, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

            20. Waivers. No course of dealing nor any delay on the part of either party in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

            21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except that body of law relating to choice of laws.

            22. Invalidity. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement.

            23. Further Assurances. Each of the parties shall execute such documents and take such other actions as may be reasonably requested by the other party to carry out the provisions and purposes of this Agreement in accordance with its terms.

            24. Headings. The headings contained in this Agreement have been inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            25. Publicity. The Corporation and Employee agree that they will not make any press releases or other announcements prior to or at the time of execution of this Agreement with respect to the terms contemplated hereby, except as required by applicable law, without the prior approval of the other party, which approval will not be unreasonably withheld.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      SHEFFIELD PHARMACEUTICALS, INC.

                                      BY:  /s/ Carl F. Siekmann
                                           ----------------------------
                                           Name: Carl F. Siekmann
                                           Title: Executive VP


                                      /s/ Thomas A. Armer
                                      ----------------------------------
                                      Thomas A. Armer


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


                                                                   Schedule A to
                                                            Employment Agreement

                              Intellectual Property


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

                              INVENTION DESCRIPTION

                   METHOD AND APPARATUS FOR PRECISELY METERING
                       AND GENERATING DRY POWDER AEROSOLS

HISTORY:

            Carlos Mastrangelo (Univ. of Michigan), Richard Pavkov, Nahed Mohsen, June 1997 - request for proposal describes apparatus metering and actuation method.

            Nahed Mohsen, Richard Pavkov, Neal Lii, Tom Garver, Tom Armer, September 1997 - aerosol generation and actuation method.

            Tom Armer, Nahed Mohsen, December 1997 - method for deposition of precisely metered powders.

            Don Frei (Wood, Herron & Evans) and Tom Armer - May 1998, prosecution strategy.

DESCRIPTION:

            This invention teaches a method to precisely meter unit-doses of a dry, powdered compound and to disperse it as an aerosol into an air stream. It also describes the apparatus and a method to load powdered doses into the apparatus.

Unit doses are defined as individual powder caches, precisely measured to contain a specific amount of the powder compound. The amount can range from 5 micrograms up to 500 milligrams. The dose precision ranges from 1 microgram for the smallest dose size, to 50 micrograms for the largest dose size.

The dry powder is composed of finely disperse compound(s) with median diameters ranging from 0.5 micron to 20 microns. The powder is loaded into precisely partitioned cells on a substrate by electrostatic deposition (such as the commercial system from Delsys). Each cell in the partitioned zones constitutes a unit dose. The cells are separated from each other by a finite distance or a physical barrier to avoid overlap and intermixing. For example the partitioned cells can be an array of cylindrical, rhombohedral, tetrahedral or pyramidal mounds or bumps. Alternatively they can be rectangular or circular, octagonal, hexagonal or other polygonal-perimeter walled-cells. The substrate can be a flat surface or it can be preformed into shallow-walled lattice. The volume of the partitions and deposit density control the mass of powder in each partition. The deposit packing density is sufficiently low to minimize irreversible agglomeration of the powder particles, but high enough to minimize settling. Ideally the packing density corresponds to a level just at the threshold of the critical packing fraction characteristic of the powder shape and size distribution.

One (1) to several thousand cells could be formed on the substrate. The substrate can be formed into three-dimensional shapes. For example it could be cylindrical with the cells on the internal surface or on the external surface. The substrate can be polymer, metallic or compose of silicon, alumina or other ceramic material. The cells can be etched, pressed, stamped or machined (optically or mechanically) into the surface. In certain embodiment it may be desirable to render the substrate porous so that air may flow, under the influence of an applied pressure gradient, through the cell to aid in evacuating the deposited powder.

After deposition the cells are sealed with a thin foil of plastic and/or metal. The foil can be applied by lamination, vapor deposition, gas phase polymerization or by spraying. The foil serves to protect the powder deposit from spilling, contamination, and mechanical or environmental disruption due to the effects of handling, humidity, temperature and exposure to uncontrolled environments. In preferred embodiments a polymer foil, coated with a vapor deposited metal can practically package the powder cell array for up to several years of storage.

Thus the above description discloses a method to precisely meter, package and store unit doses of powdered compound(s). The method of aerosol actuation and generation is next described.


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

The partitioned cells and foil covering incorporate features which allow each partition to be individually opened. For example the foil can be embossed with a grid of conductors such as aluminum, graphite, nichrome. Alternatively the grid can be incorporated into the shallow-walled partitions, or into the surface of the substrate. The grid pattern is correspondent to the perimeters or a portion or the perimeters of the cells. Electrical current passed selectively through the grid on the partition perimeters heats sufficiently to melt or degrade the foil to that the covering disintegrates, melts, or otherwise fails mechanically to rupture the cell cover. The heating is sufficiently localized to avoid degradation of the physical, chemical or biological properties of the powder inside the cell. Simultaneously, a force field is applied to the deposit so that as the cell ruptures the powder is ejected into the media above the substrate. This force field can be: an electrostatic field, a mechanical force such as vibrations from an electromechanical or an acoustic generator, or a convective gradient such as a fluid flowing through the cell or tangentially above the cell. The force field is sufficient to disperse the powder into the media adjacent to the substrate. Thus each cell can individually ruptured and the contents discharged into the media. The medium into which the cells are discharged is typically gaseous, but it could be vapor or liquid state fluid.

Multiple partitions could be discharged simultaneously or in a specific combinatorial sequence. Different compounds can be deposited into different cells in the same array and discharged in a specific sequence or combination.

ADVANTAGES:

Existing dry powder dispersing technology relies either on a propellant or a carrier powder to disperse the target compound into a carrier media. The described invention eliminates the need for the propellant by using electromechanical or other fluid propulsion mechanisms. This can increase the precision and consistency of dispersion, while reducing cost, size and complexity of the dispersing device.

The elimination of the powder carrier increases the dispersion efficiency and affords more precise control of dose metering and particle size distribution. It can also eliminate the presence of unnecessary species in the dispersed aerosol.

The partitioning and deposition method provides a highly accurate, pre-metering system to generate precise dose sizes. It eliminates problems with typical unit dose packages (e.g. blister packages or capsules) such as retention of powder in the package, while providing the same packaging and storage stability. The multiplicity of cells provides the equivalent to a reservoir of powder, but provides an accuracy of measurement not available in existing reservoir devices.

The ability to discharge cells in specific sequences and combinations enables the ability to customize dosing quantity and composition, while using a single apparatus or powder supply.

Because the production of the substrate and filling with powder is comparable to existing blister or capsule packaging, there should be no cost penalty.

                              INVENTION DESCRIPTION

           METHOD AND APPARATUS FOR USING POROUS PLASTICS TO DISPERSE
                        AND DISPENSE DRUGS FOR INHALATION

HISTORY:

Disclosed 2/27/98:   Thomas Armer, Richard Pavkov

DESCRIPTION:

Porous material used to control airflow through a conduit thus creating a laminar flow across the cross sectional area of a conduit. Due to the nature of the porous material, it can be molded and machined into numerous shapes allowing for various air flow boundary conditions, i.e. pipes, baffles, frits, plugs, etc. Depending on the shape of the material, the air flow boundary, created by the air moving through the pores, can be used to inhibit deposition on the inner surfaces of a medical device such as a metered dose inhaler (MDI), dry powder inhaler (DPI), nebulizer, etc. The airflow through the material can also be used to displace the momentum of an aerosol burst, such as the bolus of an MDI, to promote dispersion and/or evaporation.

Description of Material:
Porous plastic consisting of various polymers with a range of pore diameters:

o    High-density polyethylene (HDPE)
            Pore size: 35 - 250um

o    Ultra high molecular weight Polyethylene (UHMW)
            Pore size: 7 - 40um

o    Polypropylene (PP)
            Pore size: 125 - 350um

o    Polyvinylidene fluoride (PVDF)
            Pore size: 25um average size

o    Polytetrafluoroethylene (PTFE)
            Pore size: 25um average size

o    Nylon 6 (N6)
            Pore size: 200um average size

o    Polyethersulfone (PES)
            Pore size: 100um average size

ADVANTAGES:

o    Dispersion of air flow

o Material creates a boundary of air flow extending from material surface thus allowing counteraction of opposing flows

o    Molded plastics shapes

o    Chemical resistant

o    Machinable

o    Low cost

o    Various pore sizes for controlled air flow

o    Minimizes drug deposition due to surface characteristics

OTHER APPLICATIONS:

Impregnation of a suitable geometrical shape of the porous plastic with a dry powder drug, such as albuterol. Impregnated plastic is then loaded into a device for dispensing of the drug. Once air is pushed or pulled through the porous plastic the entrapped drug would be carried out by the air flow. Due to the nature of the porous plastic, the drug dose will dispense as a function of the porosity, air flow, time of inhalation, and bulk of the material. The most practical design of this dispensing method would be for single use dosage with a disposable device. The design embodiment would be that of a pack of cigarettes in which each single use device is sealed until the desired time of need. This would be ideal for third world applications (low cost) and for conditions with high humidity since the devices would be sealed until used.

                              INVENTION DESCRIPTION

       A METHOD TO GENERATE DROPLETS OF PRECISE SIZE AND PRECISE EJECTION
                                    VELOCITY

HISTORY:

Nahed Mohsen, Tom Armer, Rich Pavkov, Richard Oeftering, March 1997- discussion of potential application for acoustic radiation pressure.

Nahed Mohsen, Tom Armer, Rich Pavkov, Richard Oeftering and Dan Demiglio (NASA Lewis Research Center), June 1997 - Discussion of experimental design and protocols to generate droplets of insulin.

DESCRIPTION:

This is a disclosure of a method to generate droplets of precise size and precise ejection velocity.

This invention teaches a method to generate precisely uniform size of droplets at a controlled velocity. The method uses acoustic radiation pressure to generate droplets for any liquid medicament. The generator consists of an acoustic transducer that emits a focused tone burst from below a pool of liquid directed at the pools' surface. The burst causes the surface to erupt and form a droplet, which is ejected with an initial velocity. The droplet size can vary over a wide range, since the generator is nozzleless and is not bound strictly to a fixed nozzle diameter. The droplet size can be controlled, since it is proportional to the acoustic wavelength, thus, varying the input frequency varies the droplet size inversely. The droplet size produced can range from 1um to 50um. For finer droplet size, multiple transducer may be used. The acoustic radiation pressure droplet generator can create droplets from liquid solution as well as from liquid suspension systems without clogging since the generator is nozzleless. In addition, the particles in the suspension system would cross the ejection point and would either get ejected along with the liquid or swept a way from the ejection point, thus creating a self cleaning system.

The droplet generator consists of a piezoelectric transducer mounted on the end of a buffer rod (sapphire). A spherical focusing lens is positioned at the opposite end of the rod. The lens of the device is submerged below the surface of a liquid pool. The transducer generates a high frequency acoustic tone burst which propagates down the length of the sapphire rod. When it reaches the opposing end, the acoustic waves encounter a spherical focusing lens that transmits the acoustic energy into the liquid pool. The lens causes the acoustic waves to be focused at a small point at the pool surface. The device relies on the acoustic pressure to propel droplets from a small pool of liquid. The pressure is greatest in the beam's focal region, particularly, at the pool surface where the wave reflection occurs. The pressure acts to lift a small column of liquid which appears initially as a small mound. When enough energy is applied to overcome the liquid surface tension, the mound becomes a momentary liquid fountain where each short tone burst emits a single droplet. As one increases the energy level, the droplets begin to form tails, which then break off into satellite droplets. Further increases in the energy causes the process to transition to a continuous fountain.

ADVANTAGES:

The advantages of the acoustic pressure droplet generator:

1.   It produces uniform droplet size distribution,

2.   It produces a wide range of droplet size,

3.   It can control the ejection velocity of the droplets,

4.   It can atomize liquid as well as suspension systems,

5. It can atomize polypeptides and proteins without any molecular chains denaturation,

6.   It does not clog, self cleaning system

                                                                    EXHIBIT A TO
                                                            EMPLOYMENT AGREEMENT


                         SHEFFIELD PHARMACEUTICALS, INC.
                               425 WOODSMILL ROAD
                         ST. LOUIS, MISSOURI 63017-3441



                                                      --------------, 1998



To:           [Insert Name & Address
              of Employee]



            At a meeting of the Compensation Committee of the Board of Directors of Sheffield Pharmaceuticals, Inc. (the "Company") held on July 15, 1998, the Company authorized the grant to you of an option (the "Option") to purchase _____________________ (___,000) shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. The Option is being granted in connection with your employment by the Company.

            Except as provided below, the option may be exercised at anytime and from time after ________________, 199__ and on or prior to _______________,
200__ (on which date the Option will, to the extent not previously exercised, expire).(1) The purchase price per Share payable by you is $______.(2)

Unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act") , is in effect as to the Shares, any Shares purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

            You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to such Shares (i) any Shares purchased by you upon exercise of this option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may he sold and the manner in which shares may




----------
          (1) The first date for exercise shall be the date six months after the issuance date of the Option and the last date for exercise shall be the fifth anniversary of such issuance date.

          (2) Purchase price shall he the closing price of the Company's common stock on the American Stock Exchange as of the date of commencement of employment.

be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; and (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares. In addition, you understand and-acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

            In the event that the Company shall at any time prior to the expiration of the Option and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially all of its assets to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation, or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of the Option, the purchase price of the Shares issuable upon the exercise hereof shall be appropriately adjusted by the Board of Directors of the Company so that you shall receive for the exercise price, in addition to or in substitution for the Shares to which you would be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such securities or property of the Company resulting from such consolidation or merger or transfer, of such assets of the Company, which you would have been entitled to receive had you exercised the Option prior to the happening of any of the foregoing events.

            In the event that your employment by the Company is terminated for cause, then the Option shall be immediately canceled upon such termination of employment and you shall have no further rights with respect to the Option. In the event that your employment by the Company is terminated for reasons other than for cause, then you may, during the ninety (90) day period following the date you cease to be employed by the Company, exercise the Option to the extent that you were entitled to exercise it at the date of such termination. To the extent that you were not entitled to exercise the Option at the date of such termination, or if you do not exercise the Option (to the extent you are entitled to exercise) within the time specified in this paragraph, the Option shall terminate.

            The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Annex A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash.

            The Option does not confer upon any right whatsoever as a stockholder of the Company. Your right to exercise the Option shall not terminate as a result of the termination of your employment by the Company.

            The Option shall be binding upon any successors or assigns of the Company.

            If the foregoing correctly sets forth our understanding, please indicate your acceptance by signing this letter in the space provided below.

                                     Very truly yours,

                                     SHEFFIELD PHARMACEUTICALS, INC.

                                     BY:
                                           ------------------------------

                                           Name:
                                           Title:
AGREED TO AND ACCEPTED:

-------------------------------
[Name of Employee]

                                                                       Exhibit A

                             STOCK SUBSCRIPTION FORM

To:     Sheffield Pharmaceuticals, Inc.


Gentlemen:

            I hereby exercise my option to purchase from Sheffield Pharmaceuticals, Inc. (the "Company"), pursuant to the Stock Option Letter Agreement between us dated as of _____________, 1998, ______________ shares of the Company's Common Stock, $.01 par value, and herewith tender payment therefor at the rate of $_____ per share.

            I represent and warrant that I am acquiring the said shares for my own account for investment purposes only; that I have no present intention of selling or otherwise disposing of such shares or any part thereof; that I will not transfer said shares in violation of the securities laws of the United States; that I am familiar with the business operations, management and financial condition and affairs of the Company; that I have not relied upon any representation of the Company with respect thereto; and that I have the personal financial means to comply with all of said representations. I further confirm that I have been advised that said shares will not be registered under the Securities Act of 1933, as amended, and that I have consulted with and been advised by counsel as to the restrictions on resale to which said shares will thereby be subject.

            The form in which I wish my name and address to appear on the Company stock records is as follows:

                                   Name:
                                        ---------------------------------------

                                   Address:
                                   --------------------------------------------
                                   --------------------------------------------
                                   --------------------------------------------

                                               Very truly yours,

                                               --------------------------------
                                               [Name of Employee]